UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Matthews International Corporation
(Name of Registrant as Specified In Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES MITAROTONDA

ANA B. AMICARELLA

CHAN W. GALBATO

1 NBL EH, LLC

JOSEPH GROMEK

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Barington Companies Equity Partners, L.P. (“Barington”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Barington’s slate of director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Matthews International Corporation, a Pennsylvania corporation (the “Company”).

Item 1: On the evening of February 14, 2025, Barington issued the following press release:

Barington Capital Responds to Matthews International’s Desperate Effort to Manipulate Board Election

Urges Shareholders Not to be Fooled by the Company’s 11th Hour Governance Changes: Clearly A Direct Reaction to Barington’s Nomination

Encourages Shareholders to Follow the Recommendations of Leading Independent Proxy Advisory Firms ISS, Glass Lewis, and Egan-Jones by Voting the GOLD Proxy Card “FOR” the Election of ALL of Barington’s Nominees

NEW YORK—February 14, 2025—Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively "Barington" or "we"), beneficially owns approximately 2.2% of the outstanding shares of Matthews International Corporation (NASDAQ: MATW) ("Matthews" or the "Company"), today issued a statement in response to Matthews’ recently announced corporate governance changes.

James Mitarotonda, Chairman and CEO of Barington Capital, said, “Matthews’ 11th hour gamesmanship is a desperate attempt by Joseph Bartolacci and the current Matthews directors to perpetuate the status quo. We believe these actions are a direct result of Barington’s efforts to drive much-needed change, and are simply too little, too late. Indeed, as recently as last month, Matthews flatly rejected our public call for the Company to declassify its staggered board of directors (the “Board”).

“A prime example of Matthews’ governance changes falling terribly short, in our view, is that Greg Babe, one of three insiders on the Board, has been allowed to remain a director. Despite Mr. Babe’s full-time role as Executive Vice President of Matthews’ Industrial Technologies business – and responsibility for the Company’s Battery Storage business – the Board has allowed him to manage another, unrelated company, Liquid X Printed Metals, Inc., into which Matthews invested $3.1 million that was subsequently written off in its entirety.

“Worse, Matthews’ so-called governance enhancements come on the same day that the Company announced a letter of intent to sell the remaining businesses of SGK Brand Solutions. The announcement of a potential transaction – before a definitive agreement has been reached and with no guarantee that it will be consummated – further reflects Matthews’ desperation heading into the upcoming annual meeting.

“Shareholders should not be fooled by Matthews’ last-ditch efforts to hide from its protracted failure to protect shareholder interests and manipulate a fair election of directors.  It is clear to us that only by electing Barington’s independent nominees will accountability and oversight be enhanced in the boardroom and shareholder value be maximized. We strongly urge shareholders to protect the value of their investment by voting the GOLD proxy card “FOR” ALL of Barington’s highly qualified nominees, who, as directors, will help bring the board effectiveness, relevant skills and experience, accountability and track records of value creation that Matthews requires to improve corporate governance, reestablish credibility and create value for all shareholders.”

VOTE THE GOLD PROXY CARD “FOR” ALL OF BARINGTON’S NOMINEES TODAY!

Barington encourages all shareholders to visit https://barington.com/matthews to review additional information regarding its campaign for change at Matthews.

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials, please contact:

Okapi Partners

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com

Item 2: On the evening of February 14, 2025, James Mitarotonda of Barington was quoted in the following article published by Reuters:

Matthews announces governance changes as vote on boardroom fight looms

By Svea Herbst-Bayliss

February 14, 2025 6:08 PM EST

NEW YORK, Feb 14 (Reuters) - Matthews International (MATW.O) on Friday announced a number of corporate governance changes aimed at pushing up the casket maker's stock price less than a week before shareholders cast votes in a bitter boardroom battle.

The company said it will appoint a new independent board chair by next year's annual meeting, select a new independent director with experience in batteries and EV technology solutions and ask shareholders to amend the company's bylaws next year to ensure all directors stand for election annually.

Investors, including hedge fund Barington Capital Group, have urged the company, which also makes products for cemeteries, funeral homes and crematories, to make these and other changes. Matthews is valued at roughly $800 million and its share price climbed more than 3% on Friday to close at $25.73.

Barington launched its proxy fight at Matthews, its first since 2015, to determine who will serve on the company's 11-member board. Investors have until February 20 to cast votes.

The hedge fund, which owns roughly 2% of the company's stock, nominated three candidates to replace the three directors who are standing for election this year. Fresh blood is needed on the board, Barington argues, to help push up the share price as well as find a replacement for Matthews' long-serving CEO, Joseph Bartolacci, and to consider changes to its strategy, including making some divestments.

On Friday, Barington's chairman and CEO, James Mitarotonda, who is also one of Barington's three director candidates, said: "Matthews’ 11th hour gamesmanship is a desperate attempt by Joseph Bartolacci and the current Matthews directors to perpetuate the status quo." He added that the moves were related to Barington's efforts but described them as "too little, too late."

All three proxy advisory firms, whose recommendations help guide investors' votes, urged shareholders to elect all three of Barington's candidates.

(This story has been corrected to change the name to Barington Capital Group, not Barington Capital Management, in paragraph 3)

Item 3: On February 17, 2025, Barington issued the below press release and a letter to shareholders of the Company. The letter to shareholder of the Company is attached hereto as Exhibit 1 and incorporated herein by reference.

Barington Capital Calls on Matthews International Shareholders to Elect Ana Amicarella,

Chan Galbato and James Mitarotonda to the Matthews Board to Help Restore Good Governance and Drive Value Creation

Sends Letter to Matthews’ Shareholders Highlighting the Company’s Poor Governance, Deeply Troubling Board Culture and Desperate, Last-Ditch Effort to Placate Shareholders Ahead of 2025 Annual Meeting

Believes Matthews’ Proposed Governance Improvements and Sale of SGK Brand Solutions Division Are a Direct Response to Barington’s Positive Influence and that Shareholders Remain at Risk Without Barington’s Nominees on the Board

Urges Matthews Shareholders to Vote "FOR" the Election of ALL of Barington Capital's Highly Qualified Nominees Whose Proven Board Effectiveness, Relevant Skills and Backgrounds, and Fierce Commitment to Shareholders Will Benefit ALL Matthews Shareholders

NEW YORK, February 17, 2025 – Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively “Barington” or “we”), beneficially owns approximately 2.2% of the outstanding shares of common stock of Matthews International Corporation (NASDAQ: MATW) (“Matthews” or the “Company”), today sent a letter to the Company’s shareholders urging them to elect Barington’s highly qualified director nominees – Ana B. Amicarella, Chan W. Galbato and James Mitarotonda – to the Matthews Board of Directors (the “Board”) to help restore good governance and drive value creation at Matthews.

The full letter is available at https://barington.com/matthews

James Mitarotonda, Chairman and CEO of Barington Capital, said, “In these critical final days leading up to Matthews’ 2025 Annual Meeting of Shareholders, it is clear to us that Matthews is only taking action – including its recently announced corporate governance improvements and sale of the SGK Brand Solutions division – out of desperation rather than a genuine commitment to long-term value creation. Indeed, we are convinced that these changes are a direct result of Barington’s positive influence, a last-minute attempt to placate shareholders without addressing the deep systemic issues plaguing the Company, and underscore why shareholders remain at risk without Barington’s nominees on the Board.

“We believe that shareholders of Matthews, both large and small, deserve truly independent directors who will serve as fierce advocates for them and ensure that governance and operational decisions are made with their best interests in mind. Barington has already driven meaningful change from outside the boardroom in just a few months. Imagine how much more our three highly qualified nominees could accomplish with a seat at the table. We therefore strongly urge Matthews shareholders to vote “FOR” the election of ALL of Barington’s nominees, whose proven board effectiveness, relevant skills and backgrounds, and shareholder-focused mindset will help to improve the Company’s governance, reestablish its credibility in the marketplace and maximize long-term shareholder value.”

TIME IS RUNNING OUT: PROTECT THE VALUE OF YOUR INVESTMENT AND VOTE “FOR” ALL OF BARINGTON’S NOMINEES TODAY

For additional information regarding Barington's campaign at Matthews, visit: https://barington.com/matthews

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials, please contact:

Okapi Partners

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com

Item 3: On February 17, 2025, Barington posted the following material to https://barington.com/matthews:

Item 4: On February 18, 2025, Baring issued the following press release:

Barington Capital Strongly Urges Matthews International Shareholders to Protect Their Investment

by Electing Ana Amicarella, Chan Galbato and James Mitarotonda to the Matthews Board

A Vote “FOR” Barington’s Nominees is a Vote in Favor of the Relevant Skills, Board Experience, Independent Perspectives and Fierce Commitment to Shareholders Required to Help Drive Good Governance and

Long-Term Value Creation at Matthews

Warns Shareholders NOT to Be Misled by Matthews’ Blatant Last-Minute Attempts to Placate Shareholders Days Before the 2025 Annual Meeting of Shareholders

Reaffirms that the Incumbent Board Has Overseen 18 Years of Underperformance, Unacceptable Capital Allocation and Operating Execution, and Poor Corporate Governance

Strongly Encourages Shareholders to Follow the Recommendations of Leading Independent Proxy Advisory Firms ISS, Glass Lewis, and Egan-Jones and Voting “FOR” ALL of Barington's Nominees

NEW YORK, February 18, 2025 – Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively “Barington” or “we”), beneficially owns approximately 2.2% of the outstanding shares of common stock of Matthews International Corporation (NASDAQ: MATW) (“Matthews” or the “Company”), urges all Matthews shareholders to protect their investment and help drive value creation at the Company by voting “FOR” the election of Barington’s nominees – Ana Amicarella, Chan Galbato and James Mitarotonda – to the Matthews Board of Directors (the “Board”) ahead of Matthews’ 2025 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held this Thursday, February 20, 2025.

James Mitarotonda, Chairman and CEO of Barington Capital, said, “Time is running out for Matthews’ shareholders to make their voices heard in this critical election of directors. We strongly advise shareholders not to be persuaded by Matthews’ recent incremental governance changes, which, in our view, are a clear response to our proxy contest and an attempt to placate shareholders and influence the outcome of the Board election days before the Annual Meeting.

“In less than three months, the mere prospect of Barington’s nominees joining the Board appears to have compelled Matthews to announce long-overdue governance changes—including refreshing its Board, declassifying its staggered Board, implementing a majority voting standard for uncontested elections, and removing supermajority voting requirements for certain amendments to the Company’s Articles of Incorporation—changes we believe would not have been contemplated at all if not for our nomination of directors. Indeed, Gregory S. Babe, who was originally named a continuing director in the Company’s 2025 proxy statement, finally stepped down from the Board only after Barington called for him to do so —we note the Board reluctantly accelerated his resignation, possibly as a ruse to demonstrate incremental governance improvement. In our view, Mr. Babe should never have been allowed to serve simultaneously as both an officer and a non-independent director, and the Board certainly did not earn the right to handpick his replacement.

“We believe shareholders must ask themselves how the Board, as currently constituted, can be trusted to follow through on any of its proposed governance changes and protect shareholders’ investment going forward absent guidance from Barington and its experienced, independent nominees. We believe the answer is simple: it can’t. Prosperity at Matthews, in our view, requires Barington’s nominees in the Boardroom to help reestablish good governance, market credibility and long-term value creation.

“This election serves as a pivotal moment for Matthews’ shareholders and the future of the Company. Shareholders have a choice: continue down an untenable path of weak governance, poor oversight and protracted underperformance or take decisive action to demand accountability and help unlock value. We believe there is only one correct choice, and we are grateful to all Matthews shareholders for the time that they have taken to listen to our perspectives throughout this campaign. We strongly encourage shareholders to vote “FOR” the election of Ana Amicarella, Chan Galbato and James Mitarotonda to the Board.”

TIME IS RUNNING OUT: VOTE “FOR” THE ELECTION OF ANA AMICARELLA,

CHAN GALBATO AND JAMES MITAROTONDA TO THE MATTHEWS BOARD TODAY

For additional information regarding Barington's campaign at Matthews, visit: https://barington.com/matthews

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com